EXHIBIT 99.1


       21ST CENTURY TO REPORT EARNINGS OF $1.2 MILLION FOR SECOND QUARTER


LAS VEGAS - (Business Wire) - July 21, 2004 21st Century Technologies, Inc.'s (OTC:BB TFCT.OB) will report net income of $1,228,000 in its second quarter filing with the SEC. Alvin L. Dahl, Chief Financial Officer reported that the 2004 second quarter income will be a 1.2 million dollar gain as compared to a loss of $641,495 in the same quarter of 2003. "Year to date net income will exceed 2.0 million which will be compared to a $908,902 loss for the six month period ending June 30, 2003", said Mr. Dahl. "This is our third quarterly net profit in a row and represents a $2 million dollar turnaround from last year." added Mr. Dahl.

Kevin Romney, President of 21st Century Technologies, stated that this continued increase in net earnings is the result of our continued emphasis on the changes implemented in the fourth quarter of 2003 with the conversion to a Business Development Company and opportunities that are available to companies of this nature. "This is just the beginning of continued growth for 21st Century. We expect to be able to report many new and exciting developments in the near future" added Mr. Romney.


21st Century Technologies is a Business Development Company, operated pursuant to the Investment Companies Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact:  Troy Lovick  (702) 248-1588